Exhibit 10.1

EXECUTION COPY

THIRD AMENDMENT

TO ABL CREDIT AGREEMENT

This THIRD AMENDMENT TO ABL CREDIT AGREEMENT (this “Amendment”) is dated as of November 30, 2010 and is entered into by and among Affinia Group Intermediate Holdings Inc., a Delaware corporation (“Holdings”), Affinia Group Inc., a Delaware corporation (the “Company”), each other Wholly-Owned Domestic Subsidiary of Holdings set forth on the signature pages hereto as a U.S. Borrower (together with the Company, collectively, the “U.S. Borrowers”), Affinia Canada ULC, an unlimited liability corporation organized under the laws of the Province of Alberta (as successor by amalgamation of Affinia Canada Holdings Corp. and Affinia Canada ULC consummated on January 1, 2010, the “Canadian Borrower” and, together with the U.S. Borrowers, the “Borrowers”), each Wholly-Owned Domestic Subsidiary and each Wholly-Owned Canadian Subsidiary that from time to time guarantees any of the Obligations (as hereinafter defined) (together with Holdings, being the “Guarantors” and each a “Guarantor” and the Guarantors, together with the Borrowers being, collectively, the “Credit Parties” and each a “Credit Party”), the financial institutions party hereto (the “Lenders”), and Bank of America, N.A., as a Lender and as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS:

A. The Credit Parties, the Lenders and the Administrative Agent have entered into that certain ABL Credit Agreement dated as of August 13, 2009 (as amended and as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which, among other things, the Administrative Agent and the Lenders have made and may hereafter make certain loans, advances and other financial accommodations to the Borrowers. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Credit Agreement.

B. The Administrative Agent, the Lenders and the Credit Parties have agreed to amend the Credit Agreement to, among other things, (a) permit the Company to incur up to an additional $200,000,000 of unsecured indebtedness, (b) amend the definition of “Change of Control”, (b) set forth preconditions to permit the Parent Merger (as defined in Section 1.2 below), (c) modify the conditions to making certain dividends, distributions, restricted payments and investments, (d) extend the Final Maturity Date, (e) allow for prepayments of certain outstanding indebtedness with the proceeds of the IPO (if the Parent undertakes the IPO), (f) modify the Seasonal Advance Percentage as it relates to the U.S. and Canadian Borrowing Bases and (g) modify certain other provisions thereof.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

AGREEMENT:

SECTION 1. AMENDMENT TO THE CREDIT AGREEMENT. Effective as of the Amendment Effective Date, the Credit Agreement is hereby amended as set forth below:

1.1 The following defined terms set forth in Section 1.01 of the Credit Agreement are hereby amended as follows:

(a) Clause (c) of the definition of “Aggregate Consideration” is hereby amended and restated in its entirety to read as follows:

“(c) the Fair Market Value of all other consideration paid (or to be paid) in connection with such Permitted Acquisition (other than the Fair Market Value of any Equity Interests of Parent or, until the Merger Effective Date, any common Equity Interests of Holdings)”.

(b) The pricing grid set forth in the definition of “Applicable Margin” is hereby amended and restated in its entirety to read as follows:

Level	Average Aggregate Availability	Base Rate Loans and Canadian Prime Rate Loans	LIBOR Loans and Canadian BA Rate Loans
I	≤$105,000,000	1.75%	2.75%
II	> $105,000,000 but < $210,000,000	1.50%	2.50%
III	> $210,000,000	1.25%	2.25%

(c) The definition of “Applicable Permitted Investment Amount” is hereby amended and restated in its entirety to read as follows:

“Applicable Permitted Investment Amount” shall mean, (i) as used in reference to an Investment for which the Tier I Payment Conditions would be satisfied both immediately before and after the making thereof, the Permitted Investment Amount and (ii) in all other cases, $0.

(d) The definition of “Applicable Seasonal Percentage” is hereby replaced with the following definition of “Applicable Percentage”, and all references to “Applicable Seasonal Percentage” in the Credit Agreement shall be replaced by references to “Applicable Percentage”:

“Applicable Percentage” shall mean 75%.

(e) The definition of “Applicable Unused Line Fee Margin” is hereby amended and restated in its entirety to read as follows:

“Applicable Unused Line Fee Margin” shall mean with respect to any Fiscal Quarter, (a) if the average aggregate daily outstanding principal amount (on a U.S. Dollar Equivalent basis) of all Revolving Loans (excluding, for clarity sake, any Swingline Loans) and the average aggregate daily Stated Amount of all outstanding Letters of Credit during such Fiscal Quarter is equal to or greater than 50% of the amount of the Total Revolving Loan Commitment, 0.375% or (b) otherwise, .50%.

(f) The definition of “Canadian BA Rate” is hereby amended by deleting the following proviso at the end thereof:

“; provided, however, that in no event shall the Canadian BA Rate be less than 1.50%.”

(g) The definition of “Change of Control” is hereby amended and restated in its entirety to read as follows:

“Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 50% or more (on a fully diluted basis) of the Voting Equity Interests of Parent, (ii) the Board of Directors of Parent shall cease to consist of a majority of Continuing Directors, (iii) prior to the Merger Effective Date, Parent shall cease to directly own and control 100% of the Equity Interests of Holdings, (iv) Holdings shall cease to directly own and control 100% of the Equity Interests of the Company, or (v) notwithstanding the foregoing, a “change of control” or similar event shall occur as provided in any Senior Secured Notes Document, any Additional Senior Secured Notes Documents, any Existing Senior Subordinated Notes Document, any Additional Senior Subordinated Notes Document, the Parent PIK Note, any Preferred Equity of Parent (or the documentation governing the same) or any Supplemental Material Indebtedness Document.

(h) The definition of “Consolidated EBITDA” is hereby amended and restated in its entirety to read as follows:

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (i) consolidated interest expense of Holdings and its Subsidiaries for such period, (ii) consolidated income tax expense of Holdings and its Subsidiaries for such period (including any income tax expense of Parent for such period to the extent Holdings or any of its Subsidiaries has made payment in accordance with the terms hereof to or for the account of Parent in respect thereof), (iii) depreciation and amortization expense of Holdings and its Subsidiaries for such period, (iv) to the extent not netted from the IPO proceeds, out of pocket fees, commissions, costs and expenses paid during such period in connection with the IPO (up to a maximum amount of $5,000,000, in aggregate, for all periods) and (v) any non-cash charges, losses or expenses of Holdings and its Subsidiaries for such period (but excluding any non-cash charge, loss or expense in respect of an item that was included in Consolidated Net Income in a prior period and any non-cash charge, loss or expense that relates to the write-down or write-off of inventory, other than any write-down or write-off of inventory as a result of purchase accounting adjustments in respect of any Permitted Acquisition).

(i) The definition of “Dominion Threshold” is hereby amended and restated in its entirety to read as follows:

“Dominion Threshold” means the greater of (a) 15% of the Total Revolving Loan Commitment and (b) $47,500,000.

(j) The definition of “Fee Letter” is hereby amended and restated in its entirety to read as follows, and all references to the “Fee Letter” in the Credit Agreement shall be, unless otherwise specifically indicated, deemed to be references to the “Fee Letters”:

“Fee Letters” shall mean (i) the amended and restated fee letter agreement dated as of the Effective Date between Administrative Agent and the Borrowers, (ii) that certain fee letter agreement dated as of July 29, 2009 among the Company and the Lead Arranger and (iii) that certain fee letter agreement dated as of November 3, 2010 among the Company, Holdings, the Agent, and the Lead Arranger.

(k) The definition of “Final Maturity Date” is hereby amended to delete the date “August 13, 2013” which appears therein and to substitute the date “November 30, 2015” therefor.

(l) The definition of “Holdings” is hereby amended and restated in its entirety to read as follows:

“Holdings” shall (x) at all times prior to the Merger Effective Date, have the meaning provided in the first paragraph of this Agreement and (y) at all times from and after the Merger Effective Date, mean Affinia Group Holdings Inc., as successor by merger to Affinia Group Intermediate Holdings Inc.

(m) The definition of “IPO” is hereby amended and restated in its entirety to read as follows:

“IPO” means an underwritten public offering of the Parent’s common stock pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933; provided that (i) there are sales pursuant to such registration statement of shares of such common stock for a net aggregate offering price of not less than $200,000,000 and (ii) such common stock is listed on a national securities exchange.

(n) The definition of “LIBOR” is hereby amended by deleting the following proviso at the end thereof:

“; provided, however, that in no event shall LIBOR be less than 1.50%”.

(o) The definition of “Monthly Reporting Period” is hereby amended and restated in its entirety to read as follows:

“Monthly Reporting Period” shall mean the period commencing with the calendar month immediately preceding any calendar month during which Excess Availability falls below the Dominion Threshold (such month during which such Excess Availability was below such amount being the “Subject Month”) and continuing until (and including) the second complete consecutive calendar month occurring after the Subject Month for which Excess Availability was at all times above the foregoing amounts and for which months (including such second consecutive month) the Credit Parties shall have delivered all monthly financial statements and monthly management reports required to be delivered to the Administrative Agent pursuant to Sections 9.01 and 9.02.

(p) The definition of “Parent” is hereby amended and restated in its entirety to read as follows:

“Parent” shall mean Affinia Group Holdings Inc., including as the surviving entity of the Parent Merger.

(q) The definition of “Permitted Investment Amount” is hereby amended and restated in its entirety to read as follows:

“Permitted Investment Amount” shall mean, as it relates to any Investment (i) constituting Intercompany Loans from Credit Parties to non-Credit Parties or from U.S. Credit Parties to Canadian Credit Parties under and pursuant to Section 10.05(h), (ii) constituting capital contributions by Credit Parties to non-Credit Parties or U.S. Credit Parties to Canadian Credit Parties under and pursuant to Section 10.05(i)(v), (iii) constituting Permitted Acquisitions under and pursuant to Section 10.05(l) and the definition of Permitted Acquisition or (iv) constituting any other Investment under and pursuant to Section 10.05(q) (each, a “Subject Investment”), in each case, so long as the Tier I Payment Conditions are and will be satisfied both before and after giving effect to such Subject Investment, any dollar amount less than the amount at which the Tier I Payment Conditions would cease to be so satisfied after giving effect to such Subject Investment.

(r) The definition of “Tier I Payment Conditions” is hereby amended and restated in its entirety to read as follows:

“Tier I Payment Conditions” shall mean that each of the following conditions are satisfied both at the time of each action or proposed action and after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) Excess Availability (on the date of such action or proposed action) and Average Aggregate Availability (for the 90-day period ending on the date of such action or proposed action), in each case, calculated on a Pro Forma Basis as if such action or proposed action had occurred on the first day of such measurement period, shall exceed the greater of (x) $50,000,000 and (y) 20% of the Total Borrowing Base as then in effect, (iii) if Excess Availability (on the date of such action or proposed action) and Average Aggregate Availability (for the 90-day period ending on the date of such action or proposed action), in each case, calculated on a Pro Forma Basis as if such action or proposed action had occurred on the first day of such measurement period, does not exceed the greater of (x) $75,000,000 and (y) 30% of the Total Borrowing Base as then in effect, then Holdings shall be in compliance with a Consolidated Fixed Charge Coverage Ratio of not less than 1.10:1.00 for the Test Period ending as of the last day of the immediately preceding calendar month, calculated, other than with respect to prepayments of Indebtedness pursuant to Section 10.03(b), on a Pro Forma Basis as if such action or proposed action had occurred on the first day of such Test Period, (iv) in the case of Permitted Acquisitions, Dividends and other distributions, Investments or other payments, such Permitted Acquisitions, Dividends and other distributions, Investments or other payments would be permitted under the Senior Secured Notes Documents, the Existing Senior Subordinated Notes Documents, any Additional Senior Subordinated Notes Documents and any Supplemental Material Indebtedness Documents and (v) not less than ten (10) days prior to such action or proposed action, Holdings shall have delivered to the Administrative Agent a certificate of an Authorized Officer of Holdings certifying as to compliance with preceding clauses (i) through (iv) and demonstrating (in reasonable detail) the calculations required by preceding clauses (ii) and (iii), which certificate shall be recertified to the Administrative Agent by an Authorized Officer of Holdings on and as of the date of the proposed transaction.

(s) The definition of “Tier II Payment Conditions” is hereby deleted in its entirety, all references to “the Tier II Payment Conditions” shall also be deleted in their entirety wherever the same may appear and all resulting references to “either the Tier I Payment Conditions or” shall be replaced with references to “the Tier I Payment Conditions”.

(t) The definition of “Trigger Period” is hereby amended and restated in its entirety to read as follows”

“Trigger Period” means the period (a) commencing on the day that an Event of Default occurs or Excess Availability is less than the greater of (i) 12.5% of the Total Revolving Loan Commitments at such time and (ii) $39,500,000 (the “Threshold Amount”) at any time; and (b) continuing thereafter until no Event of Default has existed and Excess Availability has been greater than the Threshold Amount at all times, in each case, for 60 consecutive days.

(u) The definition of “U.S. Revolving Commitment Termination Date” is hereby amended and restated to read as follows:

“U.S. Revolving Commitment Termination Date” shall mean the earliest to occur of (a) the Final Maturity Date, (b) the termination or reduction to zero of the U.S. Commitment for any reason whatsoever, including pursuant to Section 11 and (c) the Early Commitment Termination Date.”

1.2 Section 1.01 of the Credit Agreement is hereby amended to add definitions of “Early Commitment Termination Date,” “Excluded Foreign Subsidiary Indebtedness”, “IPO Prepayments”, “Merger Conditions”, “Merger Effective Date”, “Parent Merger”, “Parent Stockholders Agreement”, “Qualified Secured Cash Management Obligations”, “Qualified Secured Hedging Obligations”, “Supplemental Material Indebtedness Documents”, “Third Amendment” and “Third Amendment Effective Date” as follows:

“Early Commitment Termination Date” shall mean, if with respect to any Existing Senior Subordinated Notes and/or any Additional Senior Subordinated Notes maturing prior to, or less than six (6) months after, the Final Maturity Date, the Credit Parties shall have failed to have fully effected (to the reasonable satisfaction of the Administrative Agent) any of the actions set forth in clauses (a) or (b) below, in each case, at least ninety-one (91) days prior to the earlier of (i) the maturity date of such Existing Senior Subordinated Notes and/or any Additional Senior Subordinated Notes and (ii) the Final Maturity Date, then such date so occurring ninety-one days prior to such earlier date shall be the “Early Commitment Termination Date”:

(a) extended, renewed or refinanced all of such Existing Senior Subordinated Notes and/or Additional Senior Subordinated Notes (including, in each case, all interest, principal, premium, fees and other amounts owing thereunder), as applicable, with Indebtedness meeting the requirements set forth in Section 10.04(b)(2) hereof, or

(b) to the extent that no Default or Event of Default then exists or would result therefrom, either (1) the Borrowers and the Administrative Agent shall have implemented an ongoing reserve against the U.S. Borrowing Base in the full amount of, and for prepayment of the full amount of, or (2) the Company shall have fully redeemed, fully cash defeased or repaid in full all of, such Existing Senior Subordinated Notes and Additional Senior Subordinated Notes (including, in each case, all interest, principal, premium, fees and other amounts owing thereunder), in any case under this clause (b), in compliance with and to the extent permitted under (x) Section 10.03(b) (the applicability of such Section and such compliance with and permissibility under such Section being determined as if such implementation of such reserve or such defeasance or repayment were a prepayment (as opposed to a scheduled payment) of such Indebtedness on such date) and (y) the Existing Senior Subordinated Notes Documents and/or Additional Senior Subordinated Notes Documents, as applicable.

“Excluded Foreign Subsidiary Indebtedness” shall mean the Indebtedness of any Subsidiary other than a Canadian Subsidiary or Domestic Subsidiary (a) in respect of which none of the Credit Parties are bound by the terms of or has any liability (either primarily, as a guarantor or surety or otherwise) or has granted any Lien or pledged any assets for the payment or security thereof and (b) is otherwise permitted pursuant to Section 10.04 hereof.

“IPO Prepayments” shall mean (i) the prepayment of all or any portion of the outstanding principal of the Existing Senior Subordinated Notes plus the premium and accrued and unpaid interest associated therewith, (ii) the prepayment of all or any portion of the outstanding principal of the Senior Secured Notes plus the premium and accrued and unpaid interest associated therewith and (iii) the prepayment of all or any portion of the outstanding principal of the Parent PIK Note and the accrued and unpaid interest associated therewith, in each case, to the extent such prepayments are funded solely from the net proceeds of, and paid within sixty (60) days after the completion of, the IPO.

“Merger Conditions” shall mean that each of the following conditions which are required to be satisfied in connection with the consummation of the Parent Merger:

(i) both immediately before and immediately after giving effect to the Parent Merger, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) both immediately before and immediately after giving effect to the Parent Merger, all representations and warranties of the Credit Parties in the Credit Documents (after giving effect to the Third Amendment) shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the Parent Merger, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(iii) the IPO shall have been consummated on or prior to the Merger Effective Date and all of the Parent’s Equity Interest which are subject to any redemption, repurchase, put or other similar right or option in favor of the holders thereof which are exercisable or effective at the option of the holders prior to the date occurring six months after the Final Maturity Date shall have been previously redeemed or repurchased or such shares have been converted to common, non-redeemable Equity Interests;

(iv) such Merger shall be consummated in accordance with, and shall not be in violation of, any of the terms of the Senior Secured Notes Documents, the Senior Subordinated Notes Documents, any Supplemental Material Indebtedness Documents, the Parent PIK Note and other material agreements to which the parties thereto are subject;

(v) the Parent PIK Note shall not have been amended, supplemented or modified since the date of issuance in any manner adverse to the Parent or the Lenders;

(vi) the Administrative Agent shall have received a written certification from the Parent on the Merger Effective Date certifying as to the satisfaction of all conditions set forth in clause (i) – (v) above and certifying a genuine copy of the Parent PIK Note;

(vii) the Administrative Agent shall have received on or prior to the Merger Effective Date a Joinder Agreement, together with the updated Schedules to the Credit Agreement and Perfection Certificate as required by the Joinder Agreement, executed by Parent as the surviving entity of the Parent Merger, pursuant to which Parent shall become a Guarantor for all purposes under the Credit Agreement, a Grantor for all purposes under the U.S. Security Agreement and a Grantor for all purposes under the Intercreditor Agreement, and pursuant to which Parent shall grant a security interest and lien in and on all of its assets in favor of the Collateral Agent, with the priority required by the Security Documents and the Intercreditor Agreement;

(viii) the Administrative Agent shall have received a certificate from Parent dated as of the Merger Effective Date, signed by the chairman of the board, the chief executive officer, the president, the secretary or any vice president of Parent, and attested to by any vice president (other than a vice president that signed such certificate), secretary, or any assistant secretary of Parent, certifying copies of (A) the certificate or articles of incorporation and by-laws of the Parent, and the Parent Stockholders Agreement, in each case, as in effect on the Third Amendment Effective Date, (B) unless there have been no changes thereto since the Third Amendment Effective Date (in which case the certificate shall so state), the certificate or articles of incorporation and by-laws of the Parent and the Parent Stockholders Agreement as in effect on the Merger Effective Date (which certificate of incorporation, bylaws, and Parent Stockholders Agreement, in each case, shall not have been amended, supplemented or modified in any material respect adverse to the Lenders since the Third Amendment Effective Date), (C) the resolutions of Parent authorizing its execution and delivery of the Joinder Agreement, its performance of the Credit Documents to which it becomes a party by virtue thereof and the Parent Merger, and (D) the signatures of the applicable officers of Parent, each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders;

(ix) the Administrative Agent shall have received reasonably prior to the Merger Effective Date a copy of the applicable merger agreement, if any, in respect of the Parent Merger, which merger agreement shall be in form and substance reasonably satisfactory to the Administrative Agent;

(x) the Administrative Agent shall have received a certificate of merger from the Secretary of State of the State of Delaware evidencing completion of the Parent Merger and a good standing certificate for the Parent after the consummation of the Parent Merger;

(xi) the Administrative Agent shall have received an opinion (or, as it relates to the Delaware UCC, advice) of counsel to the Parent addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated as of the Merger Effective Date in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders;

(xii) on or prior to the Merger Effective Date, the Administrative Agent shall have received a revised Intercompany Note joining Parent as a party thereto; and

(xiii) on or prior to the Merger Effective Date, the Administrative Agent shall have received any other documents or instruments reasonably requested by the Collateral Agent, including those necessary or desirable for the satisfaction of the Security Condition with respect to Parent and the creation, perfection, maintenance, preservation and protection of the Liens on Parent, including, without limitation:

(A) proper financing statements (Form UCC-1 or the equivalent) fully executed or authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect such security interest,

(B) at least 5 days prior to the Merger Effective Date, certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name Parent as debtor and that are filed in the Parent’s jurisdiction of incorporation, together with copies of such other financing statements that name Parent as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(C) all Securities and Instruments (in each case, as defined in the U.S. Security Agreement) owned by Parent and evidenced by certificates or notes (x) endorsed in blank in the case of promissory notes constituting such Instruments, and (y) together with executed and undated endorsements for transfer in the case of certificated Securities, in each case, delivered to the applicable collateral agent pursuant to the Intercreditor Agreement;

(D) fully-executed Cash Management Control Agreement(s) for the Deposit Accounts (other than Excluded Accounts) of Parent; and

(E) at least 5 days prior to the Merger Effective Date, Intellectual Property searches showing that Parent has no rights in any Intellectual Property.

“Merger Effective Date” shall mean the date upon which the Parent Merger becomes effective; it being agreed that nothing herein shall be deemed to authorize or approve the Parent Merger at any time that the Merger Conditions shall not have been satisfied.

“Parent Merger” shall mean that certain merger of Holdings with and into Parent, with Parent being the surviving entity and, upon the effectiveness thereof, continuing to be a corporation organized under the laws of the State of Delaware.

“Parent Stockholders Agreement” shall mean that certain Stockholders Agreement of the Parent dated as of November 30, 2004 among the stockholders of the Parent party thereto, as the same has been amended or otherwise modified in accordance with its terms and, after the Merger Effective Date, the terms of this Agreement.

“Qualified Secured Cash Management Obligations” shall mean Obligations under any Qualified Secured Cash Management Agreement.

“Qualified Secured Hedging Obligations” shall mean Obligations under any Qualified Secured Hedging Agreement.

“Supplemental Material Indebtedness Documents” shall mean the documents evidencing unsecured Indebtedness incurred by the Company or any Subsidiary in any single series or related series in an aggregate original principal amount in excess of $100,000,000 in accordance with the proviso to Section 10.04(q).

“Third Amendment” shall mean the Third Amendment to ABL Credit Agreement dated as of November 30, 2010 among Holdings, the Company, the Credit Parties, the Lenders party thereto and the Administrative Agent.

“Third Amendment Effective Date” shall mean the date the Third Amendment became effective.

1.3 Section 4.01(b) of the Credit Agreement is hereby amended and restated in its entirety as to read as follows:

“(b) Borrowers shall pay (i) to Administrative Agent, for the benefit of the U.S. Lenders in accordance with their respective RL Percentages (as determined pursuant to clause (a) of the definition thereof), a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily Stated Amount of Letters of Credit outstanding during each Fiscal Quarter, which fee shall be payable quarterly in arrears on the first day of each Fiscal Quarter and on the Facility Termination Date; (ii) to Administrative Agent, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit outstanding during each Fiscal Quarter, which fee shall be payable quarterly in arrears on the first day of each Fiscal Quarter and on the Facility Termination Date; and (iii) to Issuing Lender, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred (the fees payable under clauses (i), (ii) and (iii) collectively, the “Letter of Credit Fee”); provided that the fees payable under clauses (i) and (ii) of this Section 4.01(b) for the first quarter ending after the Third Amendment Effective Date shall be reduced by the amount of any such fees actually paid by the Borrowers pursuant to this Agreement with respect to such quarter prior to the Third Amendment Effective Date. During an Event of Default, the fee payable under clause (i) shall be increased by 2% per annum.”

1.4 The second sentence of Section 8.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“All outstanding Equity Interests of Holdings (i) are, at all times prior to the Merger Effective Date, owned by Parent, (ii) have been duly and validly issued, (iii) are fully paid and non-assessable, and (iv) have been issued free of preemptive rights.”

1.5 Section 8.14 of the Credit Agreement is hereby amended to add the following at the end of such Section:

“As of the Merger Effective Date, Parent has no Subsidiaries other than those Subsidiaries listed on Schedule 8.14 submitted in connection with the Joinder Agreement to be delivered by Parent on such date. As of such date, Schedule 8.14 sets forth, each Subsidiary’s name, jurisdiction of organization, the percentage ownership (direct and indirect) of Parent in each class of capital stock or other Equity Interests thereof, lists all agreements binding on the holders of the Equity Interests thereof and also identifies the direct owner thereof and whether or not such Subsidiaries are Credit Parties.”

1.6 Section 9.01(f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(f) Officer’s Certificates. At the time of the delivery of the financial statements or reports provided for in Sections 9.01(a) (other than the Internal Management Reports delivered with respect to and covering the last three months of each Fiscal Year), (b) and (c), and as and when required pursuant to the last sentence of Section 10.07, a compliance certificate from an Authorized Officer of Holdings in the form of Exhibit I certifying on behalf of Holdings, to the extent set forth in such certificate, that no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall set forth in reasonable detail the calculations required to determine the Consolidated Fixed Charge Coverage Ratio, to the extent set forth in such certificate and, in the case of the financial statements or reports provided for in Section 9.01(a) (other than the Internal Management Reports delivered with respect to and covering the last three months of each Fiscal Year), Average Aggregate Availability for such Fiscal Quarter then ended; provided that, if Holdings becomes an accelerated filer under applicable SEC rules and regulations, the requirement to deliver Internal Management Reports for the months of October, November and December shall cease.”

1.7 Section 9.01(l) of the Credit Agreement is hereby amended to (x) delete the reference to “Sections 9.01(a) and (b)” that appears therein and (y) substitute therefor the reference to “Section 9.01(b)”.

1.8 The second sentence of Section 9.02(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Holdings will, and will cause each of its Subsidiaries to, permit employees and designated representatives of the Administrative Agent and any Lender, in each case, at the Credit Parties’ expense at reasonable times and (except during the continuance of an Event of Default) upon reasonable notice, to conduct appraisals of Inventory and field exams, in each case, up to two (2) times in any twelve month period or up to three (3) times in any such twelve month period at any time after Excess Availability has fallen below the Dominion Threshold for a period of five (5) consecutive days and, in any event, more frequently as the Administrative Agent reasonably deems appropriate during the existence of an Event of Default (it being acknowledged that a single field exam, appraisal or inspection may entail visits to multiple locations of books, records and assets of the Credit Parties).”

1.9 Section 9.02(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Expenses. In addition to the obligations set forth in Section 13.01(a), Holdings will, and will cause its Subsidiaries to, reimburse Administrative Agent for all reasonable and documented costs and expenses of Administrative Agent in connection with (i) examinations of any such Person’s books and records or any other financial or Collateral matters as the Administrative Agent reasonably deems appropriate, (ii) appraisals of Inventory and (iii) field exams, in each case, as described in Section 9.02(a) above. Without limiting the foregoing and/or the Administrative Agent’s right to use third parties for such purposes, Holdings shall, and shall cause its Subsidiaries to pay Administrative Agent’s then standard per diem charges for each day that an employee of Administrative Agent or its Affiliates is engaged in any examination activities (including field exams), and shall pay the standard charges of Administrative Agent’s internal appraisal group.”

1.10 Sections 9.10(c) and 10.03(a)(i) of the Credit Agreement are hereby amended to delete the terms “voting Equity Interests” that appear therein and to substitute the term “Voting Equity Interests” therefor.

1.11 Section 10.02 of the Credit Agreement is hereby amended to (a) delete the period at the end of clause (k) thereof and replace it with “; and” and (b) add the following clause (l) immediately following clause (k):

“(l) Subject to the satisfaction of the Merger Conditions, enter into and consummate the Parent Merger.”

1.12 Clauses (iii), (iv), (v) and (vii) of Section 10.03(a) of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“(iii) the Company may pay cash Dividends to Holdings (which, prior to the Merger Effective Date, may, in turn, pay cash Dividends to Parent in an amount equal to the cash Dividend received from the Company) to permit Parent to make (and Parent shall promptly make, in such amount so received) payments pursuant to and in accordance with stock option plans and other benefit plans for management and employees of Parent, Holdings and the Subsidiaries that have been approved by the board of directors of Parent, provided that (x) the aggregate amount of all Dividends paid by the Company and Holdings to or for the benefit of Parent pursuant to this clause (iii) in respect of all such payments shall not exceed $1,000,000 in any Fiscal Year of Holdings, which amount, if not used in any Fiscal Year, may be carried forward to the next Fiscal Year of Holdings (but not to any subsequent Fiscal Year) and (y) at the time of any such Dividend or payment pursuant to this Section 10.03(a)(iii), no Default or Event of Default shall then exist or result therefrom;

(iv) the Company may pay cash Dividends to Holdings (which, prior to the Merger Effective Date, may, in turn, pay cash Dividends to Parent in an amount equal to the cash Dividend received from the Company) at such times and in such amounts, as shall be necessary to permit Parent and Holdings to discharge their corporate overhead (including franchise taxes and directors fees) and other permitted liabilities, provided that (x) the aggregate amount of all Dividends paid by the Company and Holdings to Parent in respect of all such payments shall not exceed $3,000,000 in any Fiscal Year of Holdings, (y) at the time of any such Dividend or payment pursuant to this Section 10.03(a)(iv), no Default or Event of Default shall then exist or result therefrom, and (z) the Dividends are used for such purpose;

(v) the Company may pay cash Dividends to Holdings (which, prior to the Merger Effective Date, may, in turn, pay cash Dividends to Parent in an amount equal to the cash Dividend received from the Company) at such times and in the amount of and as shall be necessary to pay any income taxes that are due and payable by Parent and Holdings as part of a consolidated group that includes the Company (as and for so long as the Company is a member of such consolidated tax group), to the extent that such taxes relate to the operations of the Company and its Subsidiaries (and, in any event, do not exceed the actual amount of taxes due and payable by Parent or Holdings, as the case may be) and the Dividends are used for such purpose;

(vii) the Company may pay Dividends to Holdings (which, prior to the Merger Effective Date, may, in turn, pay Dividends to Parent in an amount equal to the Dividends received from the Company) so long as the Tier I Payment Conditions are satisfied both immediately before and after giving effect to the payment of such Dividends;”

1.13 Section 10.03(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows

“(b) Holdings will not, and will not permit any of its Subsidiaries to make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) including as a result of any change of control or similar event, asset sale, insurance or condemnation event, debt issuance, equity issuance or capital contribution (including, in each case without limitation, by way of depositing with any agent or trustee with respect thereto money or securities before due for the purpose of paying when due) (i) with respect to any Subordinated Debt, except for scheduled principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Indebtedness (it being agreed that this provision shall not be deemed to authorize mandatory prepayments or redemptions of such Subordinated Debt, including as a result of the failure to satisfy the Reinvestment Condition); or (ii) with respect to any other Indebtedness of the Credit Parties (other than the Obligations and other than to the extent such Indebtedness consists of Capitalized Lease Obligations or purchase money Indebtedness and is mandatorily repaid in connection with the sale of an asset securing such Indebtedness, if such sale is permitted hereunder) prior to its due date under the agreements evidencing such Indebtedness; it being agreed that notwithstanding the foregoing restrictions in clauses (i) and (ii) above, (1) so long as no Default or Event or Default then exists or would result therefrom, Holdings may make the IPO Prepayments and (2) so long as the Tier I Payment Conditions would be satisfied (both immediately before and after giving effect to any such payment), Holdings and the Subsidiaries may make any prepayment or redemption of any such Subordinated Debt or other Indebtedness not otherwise permitted hereunder to the extent permitted pursuant to the terms of the Senior Secured Notes Documents, the Senior Subordinated Notes Documents, any Additional Senior Secured Notes Documents, any Additional Senior Subordinated Notes Documents, any Supplemental Material Indebtedness Documents or any other material agreements to which the Credit Parties are subject.”

1.14 Section 10.04(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Indebtedness (including Contingent Obligations) of Holdings and its Subsidiaries as of the Effective Date, as set forth on Schedule 10.04 and including for purposes hereof on and after the Merger Effective Date, the Parent PIK Note, and which is to remain outstanding after giving effect to the Transaction and the Refinancing, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt (all such Indebtedness, the “Existing Indebtedness”), and any extension, renewal or refinancing thereof; provided that in any event, the terms of any such extension, renewal or refinancing Indebtedness in respect of

(1) such Existing Indebtedness, other than the Existing Senior Subordinated Notes or any Additional Senior Subordinated Notes:

(u) shall be on market terms,

(v) shall not contain restrictions, agreements or defaults which are materially more restrictive on the Credit Parties than the Existing Indebtedness so being extended, renewed or refinanced, provided that, in the case of any extension, renewal or refinancing of Excluded Foreign Subsidiary Indebtedness, this clause (v) shall not be deemed to restrict any such restriction, agreement or default applicable to Persons other than the Credit Parties,

(w) with respect to any such Indebtedness, shall not add guarantors, obligors or security from that which applied to the Existing Indebtedness so being extended, renewed or refinanced, provided that, in the case of any extension, renewal or refinancing of Excluded Foreign Subsidiary Indebtedness, the addition of guarantors, obligors or security thereof, thereon or therefor (other than any of the Credit Parties or any of their respective assets) shall not be restricted by this clause (w),

(x) shall not be in a principal amount that exceeds the then outstanding principal amount of the Existing Indebtedness so being extended, renewed or refinanced (plus accrued interest, premium, fees and other amounts owing thereon),

(y) to the extent such Existing Indebtedness so being extended, renewed or refinanced is subordinated to the Obligations, such new extended, renewed or refinanced Indebtedness shall be subordinated to the Obligations on the same terms (or, from the perspective of the Lenders, better terms) as the Indebtedness so being extended, renewed or refinanced, and

(z) shall not have an earlier maturity date or a decreased weighted average life to maturity than the Existing Indebtedness being so extended, renewed or refinanced;

(2) the Existing Senior Subordinated Notes or any Additional Senior Subordinated Notes:

(y) shall extend, renew or refinance such Existing Senior Subordinated Notes or any Additional Senior Subordinated Notes in accordance with the terms of the Existing Senior Subordinated Notes Documents and/or Additional Senior Subordinated Notes Documents, as applicable, and

(z) shall be (i) Additional Senior Secured Notes issued pursuant to and in accordance with Section 10.04(p) or (ii) Indebtedness otherwise meeting the requirements set forth in the immediately preceding clauses (1)(u) through (y) of this Section 10.04(b) (as such would be determined with reference to the Existing Senior Subordinated Notes and/or Additional Senior Subordinated Notes being so renewed, extended or refinanced) and which shall not (A) have a maturity date or require any mandatory sinking fund, redemptions or other similar payments or any mandatory prepayment or call provisions (other than customary call provisions upon a change of control), in any case, at any time prior to a date occurring less than six (6) months after the Final Maturity Date, (B) have a weighted average life to maturity (calculated as of the date of issuance thereof) occurring prior to the date that is six (6) months after the Final Maturity Date or (C) result in the occurrence of a Default or Event of Default;”

1.15 Section 10.04(q) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(q) so long as no Default or Event of Default then exists or would result therefrom, additional unsecured Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed $300,000,000 (less the amount of Indebtedness of non-Credit Parties that are not Subsidiaries which are guaranteed by any Credit Party pursuant to Section 10.04(f)(iii)) at any time outstanding, as such amount may be reduced to the extent that the amount of Indebtedness permitted by Section 10.04(o) is increased and utilized; provided that, with respect to any issuance of any such Indebtedness in any single series or related series (including under a common indenture or agreement, as supplemented from time to time) in an aggregate original principal amount in excess of $100,000,000, such additional unsecured Indebtedness shall (i) be on market terms, (ii) not have a maturity date or require any mandatory sinking fund, redemptions or other similar payments or required prepayments or call provisions (other than customary call provisions upon a change of control), in each case, at any time prior to a date occurring less than six (6) months after the Final Maturity Date, (iv) not have a weighted average life to maturity (calculated as of the date of issuance thereof) occurring prior to the date that is six (6) months after the Final Maturity Date.”

1.16 Clause (B) of the first proviso of Section 10.05(h) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(B) in the case of an Intercompany Loan made by or to a Credit Party, such Intercompany Loan shall be evidenced by an Intercompany Note, and in the case of an Intercompany Loan made to a Credit Party, such Intercompany Loan shall be subordinate to the Obligations and, in the case of any Intercompany Loan made by a Credit Party, the Intercompany Note evidencing such Intercompany Loan shall be pledged to the Collateral Agent and the Security Condition shall be otherwise satisfied with respect thereto;”

1.17 Section 10.05(j) is hereby amended by adding the following immediately before the semicolon:

“, and the Company may, accept a capital contribution of all of the Equity Interests of Affinia Acquisition LLC that it does not then own; provided that, in connection with such capital contribution, the Company shall comply with the requirements set forth in Section 9.10 hereof”.

1.18 The parenthetical appearing in Section 10.05(p) is hereby amended and restated in its entirety to read as follows:

“(other than acquisitions of assets or Equity Interests of any Person which is or would become an Acquired Entity or Business)”.

1.19 Section 10.05(q) is hereby amended by deleting the semicolon in the third line thereof.

1.20 Section 10.08(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b) amend, modify, change or waive in any manner (x) any subordination provision of any Existing Senior Subordinated Note Document, Additional Senior Subordinated Note Document or, on and after the Merger Effective Date, the Parent PIK Note, (y) any other provision of any Existing Senior Subordinated Note Document, Additional Senior Subordinated Note Document, or any provision of any Supplemental Material Indebtedness Documents, or, on and after the Merger Effective Date, the Parent PIK Note, in each case, in a manner which is adverse to the interests of the Lenders in any material respect, or (z) on and after the Merger Effective Date, any provision of the Parent Stockholders Agreement or of any other document relating to the Preferred Equity of Parent, in either case, in a manner which is adverse to the interests of the Lenders in any material respect;”

1.21 Section 10.10(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Holdings will not, and will not permit any of its Subsidiaries to, issue or permit to be outstanding any preferential or redeemable Equity Interests other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of Holdings or such Subsidiary, as the case may be, other than in the case of Parent, the Preferred Equity of Parent; provided however, that from and after the Merger Effective Date, any such rights under such Preferred Equity of the Parent would not be exercisable or effective prior to the date occurring six months after the Final Maturity Date.”

1.22 Section 11.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“11.14 Subordination. The Existing Senior Subordinated Notes or any guarantees thereof, any Additional Senior Subordinated Notes or any guarantees thereof or the Parent PIK Note, shall cease, for any reason (other than repayment in accordance with the terms hereof), to be validly subordinated to the respective Obligations of the U.S. Credit Parties as provided in the Existing Senior Subordinated Notes Documents or the Additional Senior Subordinated Notes Documents, or the terms of the Parent PIK Note, as applicable, or any U.S. Credit Party or the holders of at least 25% in aggregate principal amount of the Existing Senior Subordinated Notes, or the Additional Senior Subordinated Notes or any holder of the Parent PIK Note, as applicable, shall so assert; or”.

1.23 Clause (i)(x) of Section 13.01(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(x) of due diligence including the initial and any subsequent field examinations and/or inventory appraisals required (A) pursuant to Section 6.17 to the extent performed by third parties and (B) pursuant to Section 9.02(b) and”.

1.24 Clause (iii) of Section 13.01(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(iii) the Administrative Agent’s reasonable and documented out of pocket costs and expenses of third party field examiners or the Administrative Agent’s then standard per diem charges for field examinations for each day that an employee of Administrative Agent or its Affiliates is engaged in any field examination, as applicable, and, in each case, other reasonable out of pocket expenses and”.

1.25 The penultimate sentence of Section 13.22 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“The Administrative Agent accepts no responsibility and shall have no liability for the calculation of the exposure owing by the Credit Parties under any such Qualified Secured Hedging Agreement and/or Qualified Secured Cash Management Agreement or the amount of Canadian Qualified Secured Hedging Agreement Reserve, U.S. Qualified Secured Hedging Agreement Reserve, Canadian Qualified Secured Cash Management Agreement Reserve and/or U.S. Qualified Secured Cash Management Reserve, and shall be entitled in all cases to rely on the applicable Lender (or Affiliate thereof) and the applicable Credit Party party to such agreement for the calculation thereof.”

1.26 Schedule 1.01(b) is hereby amended by increasing each of the U.S. Concentration Limit and the Canadian Concentration Limit relating to O’Reilly/CSK and its Affiliated Account Debtors from 15% to 30%.

SECTION 2. CONDITIONS TO EFFECTIVENESS. This Amendment shall become effective on and as of the date when each of the following conditions precedent shall have been satisfied in a manner satisfactory to Administrative Agent (the first date upon which all such conditions have been satisfied being herein called the “Amendment Effective Date”):

2.1 All representations and warranties of the Credit Parties set forth herein shall be true and correct in all material respects as of the Amendment Effective Date as if made on such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

2.2 No Default or Event of Default shall exist or would result from the execution and delivery of this Amendment.

2.3 The Administrative Agent shall have received executed counterparts of this Amendment from the Administrative Agent, the Lenders and each of the Credit Parties, together with fully executed copies of all Assignment and Assumption Agreements from any non-consenting Lenders in favor of consenting Lenders, all of which assignments contemplated thereby shall have been effected immediately prior to the Third Amendment Effective Date.

2.4 No event or condition shall have occurred or exists which, in the opinion of the Administrative Agent or any of the Lenders, could reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Credit Parties, taken as a whole or which could reasonably be expected to materially and adversely affect the credit facility evidenced by the Credit Documents, the rights of the Lenders thereunder or the transactions contemplated thereby.

2.5 The Administrative Agent shall have received in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, of all financial and other reports required to date under the Credit Agreement.

2.6 The Administrative Agent shall be satisfied, in its reasonable judgment, with the results of its due diligence in connection with this Amendment, including without limitation, the field exams and the appraisals.

2.7 The Administrative Agent shall have received all necessary consents and/or amendments to consummate the transactions contemplated hereby under and pursuant to the Existing Senior Subordinated Notes Documents and the Senior Secured Notes Documents and the Intercreditor Agreement.

2.8 The Administrative Agent shall have received a fully-executed side letter reasonably satisfactory to it from the Company and Holdings regarding the timing for finalization of all actions required by Section 9.10 of the Credit Agreement with regard to Affinia Acquisition LLC and its subsidiaries.

2.9 The Administrative Agent shall have received such other documentation with respect to this Amendment reasonably requested by it, including, as and to the extent applicable, notes (if applicable), reallocations and/or assignments of the Lenders’ commitments (as applicable), evidences of corporate authority, officers’ certificates, opinions of counsel, UCC financing statement(s) and such other documents necessary to ensure the perfection of an enforceable first priority (or, to the extent applicable, second priority) perfected security interest in or lien on the Collateral to the Collateral Agent.

2.10 The Borrowers shall have paid and the Administrative Agent shall have received all fees due and payable pursuant to that certain fee letter agreement dated as of November 3, 2010 among the Company, Holdings, the Agent, and the Lead Arranger.

2.11 The Borrowers shall have paid to the Administrative Agent and each Lender all fees and reasonable and documented out of pocket expenses (subject to Section 13.01(a) of the Credit Agreement), including, without limitation, reasonable legal fees and expenses) to the extent then invoiced, with such invoices provided to the Company at least one Business Day prior to the Effective Date, in each case, in immediately available funds.

SECTION 3. REPRESENTATIONS.

3.1 Each of the Credit Parties hereby represents and warrants to the Administrative Agent and the Lenders that as of the date hereof:

(a) the representations of the Credit Parties contained in the Credit Agreement and the other Credit Documents, as amended by this Amendment, are true and correct in all material respects as of the date hereof as if made on such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date);

(b) no Default or Event of Default has occurred and is continuing or would result from the execution, delivery and performance of this Amendment;

(c) the execution, delivery and performance by the Credit Parties of this Amendment and any other documents executed in connection with or as a condition precedent to this Amendment (collectively, the “Amendment Documents”) (i) have been duly authorized by all necessary corporate and, if required, shareholder action on the part of the Credit Parties, (ii) will not violate any applicable material law or regulation or the organizational documents of any Credit Party, (iii) will not violate or result in a default under any material indenture, agreement or other instrument binding on any Credit Party and (iv) do not require any consent, waiver or approval of or by any Person (other than the Administrative Agent and the Lenders) which has not been obtained; and

(d) the Amendment Documents and all Credit Documents amended hereby constitute the valid and legally binding obligations of the Credit Parties party hereto, enforceable against each such Credit Party in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.GENERAL PROVISIONS.

4.1 No Changes. Except as expressly provided in this Amendment, the terms and provisions of the Credit Agreement and each other Credit Document shall remain in full force and effect and are hereby affirmed, confirmed and ratified in all respects. This Amendment shall not be deemed to constitute a waiver or release of any Default or Event of Default or any remedies or rights of Administrative Agent or the Lenders with respect thereto, all of which are hereby reserved.

4.2 Ratification. The Credit Parties hereby ratify, confirm and affirm without condition, all Liens and security interests granted to the Collateral Agent pursuant to the Credit Agreement and the other Credit Documents and such Liens and security interests shall continue to secure the Obligations under the Credit Agreement, as amended hereby.

4.3 Attorney’s Fees and Costs. Each of the Credit Parties hereby jointly and severally agrees to reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket legal fees and expenses incurred in the preparation and documentation of this Amendment and related documents.

4.4 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL; OTHER WAIVERS. (a) THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b) EACH CREDIT PARTY HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN THE COUNTY OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO THIS AMENDMENT AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH CREDIT PARTY IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR IN THE CREDIT AGREEMENT.

(c) NOTHING HEREIN SHALL LIMIT THE RIGHT OF ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN ANY OTHER COURT, NOR LIMIT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. NOTHING IN THIS AMENDMENT SHALL BE DEEMED TO PRECLUDE ENFORCEMENT BY ADMINISTRATIVE AGENT OF ANY JUDGMENT OR ORDER OBTAINED IN ANY FORUM OR JURISDICTION.

(d) EACH OF THE PARTIES TO THIS AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

4.5 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. This Amendment may also be delivered by facsimile or electronic mail and each signature page hereto delivered by facsimile or electronic mail shall be deemed for all purposes to be an original signatory page.

4.6 Further Assurances. Each Credit Party covenants and agrees that it will at any time and from time to time do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, documents and instruments as reasonably may be required by the Administrative Agent or any of the Lenders to effectuate fully the intent of this Amendment.

4.7 Captions. The captions in this Amendment are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Amendment or any of the provisions hereof.

4.8 References. On or after the Amendment Effective Date, each reference in the Credit Agreement to this “Agreement” or words of like import, and each reference in any Credit Document or any other agreement to the Credit Agreement shall, in each case, unless the context otherwise requires, be deemed to refer to the Credit Agreement as amended hereby. This Amendment, on and after the Amendment Effective Date, shall constitute a “Credit Document” for all purposes under the Credit Agreement and the other Credit Documents.

4.9 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

4.10 Successors and Assigns. This Amendment shall inure to the benefit of the Administrative Agent and the Lenders, their respective successors and assigns and be binding upon the Credit Parties, their successors and assigns.

4.11 No Novation. This Amendment shall not extinguish the Loans or other Obligations outstanding under the Credit Agreement and/or any of the other Credit Documents as in effect prior to the effectiveness of this Amendment. Nothing herein contained shall be construed as a substitution, novation or repayment of the Loans or other Obligations outstanding under the Credit Agreement and/or any of the other Credit Documents as in effect prior to the effectiveness of this Amendment, all of which shall remain outstanding in full force and effect after the effectiveness of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first written above.

Holdings:

AFFINIA GROUP INTERMEDIATE HOLDINGS INC.

	By:	/s/ Thomas H. Madden
Name: Thomas H. Madden
Title: Senior Vice President and Chief Financial Officer

U.S. Borrowers:

AFFINIA GROUP INC.

	By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Corporate Treasurer

AFFINIA INTERNATIONAL HOLDINGS CORP.

	By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Corporate Treasurer

AFFINIA CANADA GP CORP.

	By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Corporate Treasurer

AFFINIA PRODUCTS CORP LLC

	By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Corporate Treasurer

AUTOMOTIVE BRAKE COMPANY INC.

	By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Corporate Treasurer

[Signature Page to Third Amendment to Credit Agreement]

BRAKE PARTS INC.

	By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Corporate Treasurer

WIX FILTRATION CORP LLC

	By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Corporate Treasurer

WIX FILTRATION MEDIA SPECIALISTS INC.

	By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Corporate Treasurer

U.S. Subsidiary Guarantors:

IROQUOIS TOOL SYSTEMS, INC.

	By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Corporate Treasurer

KRIZMAN INTERNATIONAL, INC.

	By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Corporate Treasurer

Canadian Borrower:

AFFINIA CANADA ULC

	By:	/s/ Thomas H. Madden
Name: Thomas H. Madden
Title: Director

[Signature Page to Third Amendment to Credit Agreement]

Canadian Subsidiary Guarantors:

AFFINIA CANADA L.P.
By: Affinia Canada GP Corp., its General Partner

	By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Corporate Treasurer

[Signature Page to Third Amendment to Credit Agreement]

Administrative Agent and Lenders:	BANK OF AMERICA, N.A., individually as a Lender and as Administrative Agent

	By:	/s/ Kenneth D. Horwath
Name: Kenneth D. Horwath
Title: Vice President

BANK OF AMERICA, N.A. (acting through its Canada branch), as a Canadian Lender

	By:	/s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Vice President

[Signature Page to Third Amendment to Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually as a U.S. Lender and a Canadian Lender and as a Co-Documentation Agent

By:	/s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director

[Signature Page to Third Amendment to Credit Agreement]

BARCLAYS BANK PLC, as a U.S. Lender and as a Canadian Lender

By:	/s/ Noam Azachi
Name: Noam Azachi Title: Assistant Vice President

[Signature Page to Third Amendment to Credit Agreement]

DEUTSCHE BANK AG, CANADA BRANCH, as a Canadian Lender

By:	/s/ Paul M. Jurist
Name: Paul M. Jurist Title: Chief Country Officer

By:	/s/ Marcellus Leung
Name: Marcellus Leung Title: Assistant Vice President

[Signature Page to Third Amendment to Credit Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS, individually as a U.S. Lender and as a Co-Documentation Agent

By:	/s/ Omayra Laucella
Name: Omayra Laucella Title: Vice President

By:	/s/ Evelyn Thierry
Name: Evelyn Thierry Title: Director

[Signature Page to Third Amendment to Credit Agreement]

WELLS FARGO CAPITAL FINANCE, LLC, individually as a U.S. Lender and as a Co-Syndication Agent

By:	/s/ Kevin Cox
Name: Kevin Cox Title: Vice President

[Signature Page to Third Amendment to Credit Agreement]

WELLS FARGO FOOTHILL CANADA ULC, as a Canadian Lender

By:	/s/ Kevin Cox
Name: Kevin Cox Title: Vice President

[Signature Page to Third Amendment to Credit Agreement]

PNC BANK NATIONAL ASSOCIATION, as a U.S. Lender

By:	/s/ Michael Etienne
Name: Michael Etienne Title: VP

[Signature Page to Third Amendment to Credit Agreement]

COMERICA BANK, as a U.S. Lender

By:	/s/ Thomas VanderMeulen
Name: Thomas VanderMeulen Title: Vice President

[Signature Page to Third Amendment to Credit Agreement]

RB INTERNATIONAL FINANCE (USA) LLC (F/K/A RZB FINANCE LLC), as a U.S. Lender

By:	/s/ Christoph Hoedl
Name: Christoph Hoedl Title: First Vice President

By:	/s/ John A. Valiska
Name: John A. Valiska Title: First Vice President

[Signature Page to Third Amendment to Credit Agreement]

RBS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCE, INC., A SUBSIDIARY OF RBS CITIZENS, NA, as a U.S. Lender

By:	/s/ James H. Herzog, Jr.
Name: James H. Herzog, Jr. Title: Senior Vice President

[Signature Page to Third Amendment to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a U.S. Lender

By:	/s/ Lynn Gosselin
Name: Lynn Gosselin Title: Vice President

[Signature Page to Third Amendment to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, CANADA BRANCH, as a Canadian Lender

By:	/s/ Paul Rodgers
Name: Paul Rodgers Title: Principal Officer

[Signature Page to Third Amendment to Credit Agreement]

REGIONS BANK, as a U.S. Lender

By:	/s/ Kathy B. Le
Name: Kathy B. Le Title: Vice President

[Signature Page to Third Amendment to Credit Agreement]

CAPITAL ONE LEVERAGE FINANCE CORP., as a U.S. Lender

By:	/s/ Ron Walker
Name: Ron Walker Title: Senior Vice President

[Signature Page to Third Amendment to Credit Agreement]